Exhibit 99.1
eBay Inc. Reports First Quarter Results

•	Revenue of $2.6 billion

•	GAAP and Non-GAAP EPS per diluted share of $0.57 and $0.67, respectively, on a continuing operations basis

•	GAAP and Non-GAAP operating margin of 23.0% and 29.8%, respectively

•	Returned $1.6 billion to shareholders in Q1, including $1.5 billion of share repurchases and $125 million paid in cash dividends

San Jose, California, April 23, 2019 - eBay Inc. (NASDAQ: EBAY), a global commerce leader, delivered revenue for the quarter ended March 31, 2019 of $2.6 billion, increasing 2% on an as-reported basis and 4% on a foreign exchange (FX) neutral basis, primarily driven by gross merchandise volume (GMV) of $22.6 billion, down 4% on an as-reported basis and down 1% on a FX-Neutral basis.

During the quarter, eBay delivered GAAP net income from continuing operations of $521 million, or $0.57 per diluted share and Non-GAAP net income from continuing operations of $608 million, or $0.67 per diluted share. The company generated $550 million of operating cash flow and $368 million of free cash flow from continuing operations while also repurchasing approximately $1.5 billion of its common stock and paying $125 million in cash dividends in the quarter.

"We delivered a solid first quarter with revenue and EPS," said Devin Wenig, President and CEO of eBay Inc. "Our initiatives to create a next generation payment and advertising experience are on track, we saw healthy buyer growth and disciplined cost control, and we continue to simplify the buying process while remaining focused on seller's success."

Based on these results and increased confidence in the year, eBay raised 2019 revenue and EPS guidance.

In the first quarter, eBay grew active buyers by 4% across its platforms, for a total of 180 million global active buyers. Underlying total eBay performance, the Marketplace platforms delivered $2.2 billion of revenue and $21.6 billion of GMV. Marketplace revenue growth was 3% on an as-reported basis and 4% on a FX-Neutral basis, and GMV was down 4% on an as-reported basis and down 1% on a FX-Neutral basis. StubHub platforms drove revenue of $230 million, flat on both an as-reported and FX-Neutral basis, and GMV of $1.0 billion, down 3% on an as-reported basis and down 2% on a FX-Neutral basis. Classifieds platforms delivered revenue of $256 million, up 4% on an as-reported basis and up 12% on a FX-Neutral basis.

The company made measurable progress against protecting its unique advantage as a true marketplace in service of - not in competition with - sellers of all sizes, improving how people buy and sell on the platform.

eBay continued its multi-year path toward managed payments, intermediating $220 million in GMV in the first quarter - a 61% quarter-over-quarter increase - bringing the total GMV enabled since launch to $363 million and saving sellers $2.7 million in payment-related costs. Today, the company announced Germany will be its second market for managed payments, subject to regulatory approval. In addition, eBay recently announced the addition of Google Pay as a payment option and the completed integration of PayPal on the new platform, which has been live for a couple weeks with a small set of customers and will continue scaling.

In advertising, eBay grew promoted listings placements and eligibility. In the first quarter, there were more than 800 thousand active sellers who took advantage of the program, promoting over 200 million listings. This drove over $65 million of revenue in the quarter, up nearly 110% year-over-year. Sellers in the US are seeing an average boost in visibility of 36% when using the first-party advertising offering.

eBay also unveiled several new initiatives for buyers and sellers. The company made registration quick and simple with an expedited process on both mobile and desktop. It launched a search feature that couples advancements in computer vision with relevant filtering to allow shoppers to explore and discover products using pictures and words.

To make it easier to manage listings, provide value to buyers, and help improve conversion, eBay delivered a series of enhancements to the Seller Hub and introduced a new ‘Offer to Buyers’ feature that enables sellers to proactively make offers to interested buyers.

During the quarter, eBay completed its acquisition of Motors.co.uk, a leading UK-based classifieds site that makes the car buying and selling process intuitive and simple. The Motors.co.uk team has joined Gumtree UK, an eBay Classifieds business, and, together with eBay Motors UK, will offer more than 620 thousand car listings seamlessly across these platforms.

First Quarter 2019 Financial Highlights (presented in millions, except per share data and percentages)

	First Quarter
	2019	2018	Change
eBay Inc.
Net revenues	$2,643	$2,580	$63	2%
GAAP - Continuing Operations
Income (loss) from continuing operations	$521	$407	$114	28%
Earnings (loss) per diluted share from continuing operations	$0.57	$0.40	$0.17	45%
Non-GAAP - Continuing Operations
Net income	$608	$548	$60	11%
Earnings per diluted share	$0.67	$0.53	$0.14	26%

Other Selected Financial and Operational Results

•
Operating margin — GAAP operating margin increased to 23.0% for the first quarter of 2019, compared to 22.5% for the same period last year. Non-GAAP operating margin increased to 29.8% in the first quarter of 2019, compared to 27.9% for the same period last year.

•
Taxes — The GAAP effective tax rate for continuing operations for the first quarter of 2019 was 22.6%, compared to 25.6% for the first quarter of 2018. The non-GAAP effective tax rate for continuing operations for the first quarter of 2019 was 17.6%, compared to 20.4% for the first quarter of 2018.

•	Cash flow — The company generated $550 million of operating cash flow from continuing operations and $368 million of free cash flow during the first quarter of 2019.

•
Capital returns — The company repurchased approximately $1.5 billion of its common stock, or 42 million shares, in the first quarter of 2019. The company's total repurchase authorization remaining as of March 31, 2019 was $5.7 billion. The company also paid cash dividends of $125 million during the first quarter of 2019.

•	Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $7.3 billion as of March 31, 2019.
Business Outlook

•
Second quarter 2019 — The company expects net revenue between $2.64 billion and $2.69 billion, representing Organic FX-Neutral growth of 2% - 4%, with GAAP earnings per diluted share from continuing operations in the range of $0.41 - $0.45 and non-GAAP earnings per diluted share from continuing operations in the range of $0.61 - $0.63.

•
Full year 2019 — The company expects net revenue between $10.83 billion and $10.93 billion, representing Organic FX-Neutral growth of 2% - 3%, with GAAP earnings per diluted share from continuing operations in the range of $1.94 - $2.04 and non-GAAP earnings per diluted share from continuing operations in the range of $2.64 - $2.70.

Dividend Declaration

•	eBay's Board of Directors has declared a cash dividend of $0.14 per share of the Company's common stock. The dividend is payable on June 20, 2019 to shareholders of record as of June 1, 2019.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss first quarter 2019 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor, in addition to following press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (NASDAQ: EBAY) is a global commerce leader including the Marketplace, StubHub and Classifieds platforms. Collectively, we connect millions of buyers and sellers around the world, empowering people and creating opportunity for all. Founded in 1995 in San Jose, Calif., eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2018, eBay enabled $95 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including expected financial results for the second quarter and full year 2019 and the future growth in its business, dividends and share repurchases. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, any regional or general economic downturn or crisis and any conditions that affect ecommerce growth or cross-border trade; the company’s ability to realize expected growth opportunities in payments intermediation and advertising; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company’s share repurchases, or management of operating cash; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the company’s need and ability to manage regulatory, tax, data security and litigation risks; whether the operational, marketing and strategic benefits of the separation of the eBay and PayPal businesses can be achieved; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; and the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Joe Billante	ir@ebay.com
Media Relations Contact:	Julianne Whitelaw	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	March 31, 2019	December 31, 2018
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$1,695	$2,202
Short-term investments	2,746	2,713
Accounts receivable, net	716	712
Other current assets	1,508	1,499
Total current assets	6,665	7,126
Long-term investments	2,969	3,778
Property and equipment, net	1,582	1,597
Goodwill	5,208	5,160
Intangible assets, net	108	92
Operating lease right-of-use assets	696	—
Deferred tax assets	4,710	4,792
Other assets	391	274
Total assets	$22,329	$22,819
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,550	$1,546
Accounts payable	251	286
Accrued expenses and other current liabilities	2,418	2,335
Deferred revenue	174	170
Income taxes payable	107	117
Total current liabilities	4,500	4,454
Operating lease liabilities	547	—
Deferred tax liabilities	2,893	2,925
Long-term debt	7,700	7,685
Other liabilities	1,486	1,474
Total liabilities	17,126	16,538

Total stockholders' equity	5,203	6,281
Total liabilities and stockholders' equity	$22,329	$22,819

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended March 31,
	2019	2018
	(In millions, except per share amounts)
Net revenues	$2,643	$2,580
Cost of net revenues (1)	601	559
Gross profit	2,042	2,021
Operating expenses:
Sales and marketing (1)	742	756
Product development (1)	297	334
General and administrative (1)	309	270
Provision for transaction losses	72	72
Amortization of acquired intangible assets	13	10
Total operating expenses	1,433	1,442
Income from operations	609	579
Interest and other, net	64	(32)
Income from continuing operations before income taxes	673	547
Income tax provision	(152)	(140)
Income from continuing operations	$521	$407
Loss from discontinued operations, net of income taxes	(3)	—
Net income	$518	$407

Income per share - basic:
Continuing operations	$0.58	$0.40
Discontinued operations	—	—
Net income per share - basic	$0.58	$0.40

Income per share - diluted:
Continuing operations	$0.57	$0.40
Discontinued operations	—	—
Net income per share - diluted	$0.57	$0.40

Weighted average shares:
Basic	900	1,010
Diluted	908	1,029

(1) Includes stock-based compensation as follows:
Cost of net revenues	$14	$13
Sales and marketing	23	25
Product development	45	45
General and administrative	39	37
	$121	$120

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2019	2018
	(In millions)
Cash flows from operating activities:
Net income	$518	$407
Loss from discontinued operations, net of income taxes	3	—
Adjustments:
Provision for transaction losses	72	72
Depreciation and amortization	169	179
Stock-based compensation	121	120
Loss on investments, net	1	3
Deferred income taxes	36	(29)
Change in fair value of warrant	(113)	—
Changes in assets and liabilities, net of acquisition effects	(257)	(257)
Net cash provided by operating activities	550	495
Cash flows from investing activities:
Purchases of property and equipment	(182)	(158)
Purchases of investments	(11,926)	(4,794)
Maturities and sales of investments	12,747	6,650
Acquisitions, net of cash acquired	(93)	—
Other	12	—
Net cash provided by investing activities	558	1,698
Cash flows from financing activities:
Proceeds from issuance of common stock	5	9
Repurchases of common stock	(1,431)	(1,009)
Payments for taxes related to net share settlements of restricted stock units and awards	(54)	(60)
Payments for dividends	(125)	—
Repayment of debt	—	(750)
Other	—	(15)
Net cash used in financing activities	(1,605)	(1,825)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(10)	38
Net increase in cash, cash equivalents and restricted cash	(507)	406
Cash, cash equivalents and restricted cash at beginning of period	2,219	2,140
Cash, cash equivalents and restricted cash at end of period	$1,712	$2,546

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(In millions, except percentages)
Net Revenues by Type:
Net transaction revenues:
Marketplace (2)	$1,885	$1,984	$1,803	$1,837	$1,792
Current quarter vs prior year quarter	5%	9%	6%	9%	11%
Percent from international	62%	64%	62%	62%	61%
StubHub	223	311	286	240	231
Current quarter vs prior year quarter	(3)%	2%	6%	5%	12%
Percent from international	6%	6%	7%	10%	8%
Total net transaction revenues	2,108	2,295	2,089	2,077	2,023
Current quarter vs prior year quarter	4%	8%	6%	9%	11%
Percent from international	56%	56%	55%	56%	55%

Marketing services and other revenues:
Marketplace	277	316	301	298	310
Current quarter vs prior year quarter	(11)%	(5)%	3%	6%	9%
Percent from international	54%	53%	54%	52%	50%
Classifieds	256	263	254	259	246
Current quarter vs prior year quarter	4%	8%	8%	18%	24%
Percent from international	100%	100%	100%	100%	100%
StubHub	7	3	5	6	1
Current quarter vs prior year quarter	**	112%	123%	(34)%	(85)%
Percent from international	7%	22%	90%	80%	100%
Elimination of intersegment revenue	(5)	—	—	—	—
Total marketing services and other revenues	535	582	560	563	557
Current quarter vs prior year quarter	(4)%	1%	6%	10%	14%
Percent from international	75%	74%	75%	74%	72%
Total net revenues (1)	$2,643	$2,877	$2,649	$2,640	$2,580
Current quarter vs prior year quarter	2%	6%	6%	9%	12%

(1) Foreign currency impact	$(68)	$(9)	$4	$70	$109
(2) Hedge gain/(loss)	$20	$29	$12	$(21)	$(28)
** Not meaningful

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(In millions, except percentages)
Active Buyers (1)	180	179	177	175	171
Current quarter vs prior year quarter	4%	4%	4%	4%	4%

Gross Merchandise Volume (2)
Marketplace	$21,571	$23,231	$21,482	$22,569	$22,547
Current quarter vs prior year quarter	(4)%	1%	5%	11%	13%
StubHub	$1,018	$1,410	$1,237	$1,060	$1,044
Current quarter vs prior year quarter	(3)%	(2)%	7%	5%	14%
Total GMV	$22,589	$24,641	$22,719	$23,629	$23,591
Current quarter vs prior year quarter	(4)%	1%	5%	10%	13%

(1)
All buyers who successfully closed a transaction on our Marketplace and StubHub platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account. Starting in the second quarter of 2018, year-over-year growth rate is on a pro-forma basis, which includes Giosis' Japan business active buyers in both current and prior year periods.

(2)
Total value of all successfully closed transactions between users on our Marketplace and StubHub platforms during the period regardless of whether the buyer and seller actually consummated the transaction. We believe that GMV provides a useful measure of the overall volume of closed transactions that flow through our platforms in a given period, notwithstanding the inclusion in GMV of closed transactions that are not ultimately consummated.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
June 30, 2019
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.64 - $2.69	$2.64 - $2.69
Diluted EPS from continuing operations	$0.41 - $0.45	$0.61 - $0.63

Twelve Months Ending
December 31, 2019
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$10.83 - $10.93	$10.83 - $10.93
Diluted EPS from continuing operations	$1.94 - $2.04	$2.64 - $2.70

(a) Estimated non-GAAP amounts above for the three months ending June 30, 2019 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $12 - $17 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $150 - $160 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $40 - $50 million.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2019 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $50 - $60 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $550 - $570 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $170 - $190 million.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments, gains or losses associated with a warrant agreement that the company entered into with a service provider, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with a service provider, which are attributable to changes in fair value during the period.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended March 31,
	2019	2018
	(In millions, except percentages)
GAAP operating income	$609	$579
Stock-based compensation expense and related employer payroll taxes	126	126
Amortization of acquired intangible assets within cost of net revenues	2	6
Amortization of acquired intangible assets within operating expenses	13	10
Other significant gains, losses or charges	38	—
Total non-GAAP operating income adjustments	179	142
Non-GAAP operating income	$788	$721
Non-GAAP operating margin	29.8%	27.9%
Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended March 31,
	2019	2018
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$673	$547
GAAP provision for income taxes	(152)	(140)
GAAP net income from continuing operations	$521	$407
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	179	142
Change in fair market value of warrant	(113)	—
Tax effect of non-GAAP adjustments	21	(1)
Non-GAAP net income from continuing operations	$608	$548

Diluted net income from continuing operations per share:
GAAP	$0.57	$0.40
Non-GAAP	$0.67	$0.53
Shares used in GAAP and non-GAAP diluted net income per-share calculation	908	1,029

GAAP effective tax rate - Continuing operations	22.6%	25.6%
Tax effect of non-GAAP adjustments to net income from continuing operations	(5.0)%	(5.2)%
Non-GAAP effective tax rate - Continuing operations	17.6%	20.4%
*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended March 31,
	2019	2018
	(In millions)
Net cash provided by continuing operating activities	$550	$495
Less: Purchases of property and equipment	(182)	(158)
Free cash flow	$368	$337

*Presented on a continuing operations basis